INTERNET INFINITY, INC.

COMMISSION FILE NO. 0-27633

INDEX TO EXHIBITS

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  September 21, 2009

The following exhibits are filed as part of this Form 8-K:

Exhibit	Description

3.5	Certificate of Amendment to Articles of Incorporation of Internet Infinity, Inc., a Nevada corporation.

[SEAL]	ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20090688161-01 Filing Date and Time 09/18/2009 11:14 AM Entity # C34406-2004

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.           Name of corporation:  Internet Infinity, Inc.

2.           The articles have been amended as follows (provide article numbers, if available):

1.	Name of corporation: Shawnee Energy, Inc.

3.           The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  24,429,196.

4.	Effective date of filing: 9/21/09

5.	Officer Signature:	/s/ George Morris
George Morris, CEO